EXHIBIT 10.51

March 28, 2005

Mr. Thomas C. Wilder

President, CEO, and Acting CFO

Micro Therapeutics, Inc.

2 Goodyear

Irvine, CA 92618

Dear Mr. Wilder:

In connection with PricewaterhouseCoopers LLP’s (“PWC”) audit of the consolidated financial statements of Micro Therapeutics, Inc. (the “Company”) as of December 31, 2004 and for the year then ended, we recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling PWC to form an opinion on whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles and, accordingly, we make the following representations, which are true to the best of our knowledge and belief.

We recognize your responsibility to evaluate the Company’s ability to continue as a going concern in accordance with Statement of Auditing Standards No. 59. As the primary investor in the Company, we are committed to its long-term success. As such, we remain committed to assisting the Company in meeting its cash flow requirements. Warburg, Pincus Equity Partners, L.P. (“WPEP”) is prepared to provide up to $5 million through July 4, 2006, less any amounts available to the Company under any credit facility put in place from the date hereof and/or any amounts raised in a third party financing the Company completes, to fund the Company’s operations. Terms of such additional funding will be negotiated on terms mutually agreeable to WPEP and the Company, and will be subject to the terms of the Corporate Opportunity Agreement in place between WPEP and ev3, Inc.

Sincerely,

/s/ Elizabeth H. Weatherman

Elizabeth H. Weatherman

Managing Director

cc:	Eric Parnes, Pricewaterhouse Coopers, LLP

Hal Hurwitz, Micro Therapeutics, Inc.

Thomas E. Timbie, ev3, Inc.